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                                                                     EXHIBIT 4.5

                                AMENDMENT NO. 4
                                     TO THE
                         NCI 401(k) PROFIT SHARING PLAN

         THIS AMENDMENT NO. 4, executed this 3rd day of December, 2003, and effective as of January 1, 2001, by NCI Building Systems, Inc., having its principal office in Houston, Texas (hereinafter referred to as the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company amended and restated the NCI 401(k) Profit Sharing Plan (the "Plan") effective generally as of January 1, 2001 to, among other things, incorporate various changes to the Internal Revenue Code of 1986, as amended applicable to the Plan; and

         WHEREAS, the Company subsequently amended the Plan in various respects; and

         WHEREAS, the Internal Revenue Service has requested that the Plan be amended further as set forth herein in connection with a determination letter application;

         NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Company hereby adopts the following Amendment No. 4 to the
Plan:

                  1. The definition of "ELIGIBLE EMPLOYEE" in Section 1.1 of the Plan hereby is amended by restatement in its entirety to read as follows:

         An "ELIGIBLE EMPLOYEE" means any Employee, other than a Leased Employee, who has met the eligibility requirements of Article III to participate in the Plan.

                  2. The definition of "EMPLOYEE" in Section 1.1 of the Plan hereby is amended by restatement in its entirety to read as follows:

         An "EMPLOYEE" means any person who is classified by an Employer, in accordance with its payroll records, as an employee of the Employer, other than any such person who is (i) covered by a collective bargaining agreement that does not specifically provide for coverage under the Plan, or (ii) a nonresident alien who does not receive United States source income. Any individual who is not treated by an Employer as a common law employee of the Employer shall be excluded from Plan participation even if a court or administrative agency determines that such individual is a common law employee and not an independent contractor.

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         IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Amendment No. 4 to be executed as of the day and year first above written.

                                             NCI BUILDING SYSTEMS, INC.

                                             By: /s/ Donnie R. Humphries
                                                 -------------------------------
                                                 Donnie R. Humphries, Secretary